EXHIBIT 99.1
NEWS BULLETIN
                RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS SEPTEMBER
COMPARABLE STORE SALES INCREASE EIGHT PERCENT;
THIRD QUARTER AND FISCAL 2006 GUIDANCE RAISED
PEMBROKE PINES, FL., October 6, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the five weeks ended October 1, 2005 comparable store sales rose eight percent. In the five-week period ended October 2, 2004 same store sales rose ten percent. Total sales during the five-week period ended October 1, 2005 increased ten percent to $116,366,000 compared with $105,884,000 for the comparable five-week period last year.
Comparable store sales results for September 2005 compared to September 2004 were as follows:
•	Claire’s North America: positive mid single digits

•	Claire’s International: positive low double digits

•	Icing by Claire’s: positive low double digits
For the first eight months of Fiscal 2006, sales increased eight percent to $854,643,000 compared to sales of $791,688,000 for the comparable period last year. Year to date, comparable store sales increased six percent compared with an increase of ten percent during the first eight months of Fiscal 2005.
Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “Throughout September our International business continued to perform well. Our comparable store sales remain solidly in positive territory, where they have been each month since May 2004. A revitalized inventory selection and an expanded jewelry assortment have contributed to these results. We are continuing the process of opening stores in the new countries we entered earlier this year. Our first two stores opened in Holland during September. Two additional stores are under construction and will open in late October or early November. In Spain, we added one new store in September, bringing our store count there to seven. Two additional stores are scheduled to open this month. While the operating history of each of these stores is extremely limited, we have been quite pleased with the sales generated to date and the feedback being received from our new customers.”
Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Our North American stores performed extremely well during the month of September, despite the impact of two hurricanes and sharp increases in gas prices. In light of our strong overall performance in August and September, we have once again increased our guidance with respect to the third fiscal quarter and the full fiscal year. I do want to remind you that business lost due to hurricane related store closures does not affect our comparable store sales calculations, since closed stores are excluded from that calculation. Of course, our overall sales were impacted by store closures in a number of states, diminished store traffic in the days leading up to and following Hurricanes

Katrina and Rita, and the reduced store hours under which we are operating where curfews have been instituted. In addition, a relatively small number of our stores remain closed, and will be closed indefinitely. Against our entire store base, however, the number is not material.”
CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2%)
May	$94,593	$89,239	6%	3%
June	$124,336	$116,757	6%	4%
July	$105,838	$99,227	7%	7%
August	$110,717	$98,990	12%	10%
September	$116,366	$105,884	10%	8%
Year-to-Date	$854,643	$791,688	8%	6%
Business Outlook for the Third Fiscal Quarter and Full Year – Fiscal 2006
Third Quarter Guidance
For the third quarter of Fiscal 2006, we are now estimating that revenues will be between $315 to $321 million, an increase of six to eight percent. Comparable store sales are now projected to rise by five to seven percent for the quarter. This follows an increase of nine percent in the third quarter of Fiscal 2005. Net income is projected to reach $30 to $33 million, or $0.30 to $0.33 per diluted share.
Full Year Guidance
For Fiscal 2006 in its entirety, the Company is projecting that revenues will grow by approximately five to seven percent to approximately $1.35 to $1.37 billion and that diluted EPS will reach $1.58 to $1.67 per share compared to $1.44 in Fiscal 2005. Comparable store sales are expected to grow by three to five percent, on top of an eight percent increase for Fiscal 2005.
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of October 1, 2005, Claire’s Stores, Inc. operated approximately 2,870 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain and Holland. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 166 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 77 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and six stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.
Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com